Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Secondary Public Offering of Class A Common Stock

LOS ANGELES, California, May 28, 2013 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the commencement of an underwritten public offering, subject to market conditions, of 8,000,000 shares of its Class A Common Stock by affiliates of Ares Management LLC, Leonard Green & Partners, L.P. and WL Ross & Co. LLC. The underwriters are expected to be granted a 30-day option from the date of the offering to purchase up to an additional 1,200,000 shares of Class A Common Stock from the selling stockholders. The Company is not selling any shares of Class A Common Stock in the offering and will not receive any proceeds from the sale. The total number of shares of the Company’s Class A Common Stock outstanding will not change as a result of this offering.

Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. will act as joint book-running managers for the offering. The Class A Common Stock is being offered pursuant to a registration statement that the Company previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The offering of the Class A Common Stock will be made only by means of a prospectus supplement and accompanying prospectus, which may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, copies may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037, email: newyork.prospectus@credit-suisse.com; or Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department, telephone 1-866-471-2526, email: prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Class A Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated terms of the offering. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Assistant Vice President, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com